Exhibit 99.2

NOVEMBER 07, 2023 / 8:00AM – PINC Q1 2024 Premier, Inc. Earnings Call

CORPORATE PARTICIPANTS

Ben Krasinski Premier, Inc. – Senior Director of IR

Craig S. McKasson Premier, Inc. – Chief Administrative & Financial Officer & SVP

Michael J. Alkire Premier, Inc. – President, CEO & Director

PRESENTATION

Operator

Good morning, and welcome to Premier’s Fiscal 2024 First Quarter Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to the call over to Ben Krasinski, Senior Director of Investor Relations. Please go ahead.

Ben Krasinski - Premier, Inc. - Director of IR

Thank you, and welcome to Premier’s Fiscal 2024 First Quarter Conference Call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the Investors section of our website at investors.premierinc.com. Please be advised that management’s remarks today contain certain forward-looking statements, such as statements regarding our strategies, plans, prospects, expectations and future performance, and actual results could differ materially from those discussed today.

These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call.

Information on our non-GAAP financial measures will also be included in our Form 10-Q for the quarter and our earnings Form 8-K, both of which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Good morning, and thank you for joining us. We are pleased to be with you today to discuss our fiscal 2024 first quarter results and provide an update on progress in advancing our strategy to technology-enable better, smarter health care.

Our first quarter results reflect disciplined execution in actively managing our business. As a result, we performed better than anticipated in terms of profitability. At the same time, we were slightly below our expectations for consolidated and segment net revenue, which Craig will discuss later.

First, let me address our ongoing strategic review process. Our Board and management team continue to work with outside advisers to evaluate potential actions. As part of this assessment, we previously announced the sale of our non-health care GPO operations for approximately $800 million in cash, subject to certain post-closing purchase price adjustments, to unlock value for our shareholders.

As we continue to be thoughtful and diligent in our evaluation of additional opportunities, I want to emphasize that we do have a sense of urgency in reaching a conclusion to our process. We remain very focused on ensuring this process is not a distraction for our employees and their ability to continue executing our strategies and delivering value to our members and other customers.

I’m incredibly proud of our team’s agility and adaptability, which have become defining characteristics of our culture and company. At Premier, our strength is our people. They are core to the success and growth of our business. We are incredibly honored to recently be named One of The Best Companies to Work For in 2023 and 2024 by U.S. News and World Report. Our people and the resilience of our business reinforce our role as a trusted partner for our members and other customers. It also gives us confidence in our long-term positioning and ability to enable providers to safely reduce costs and improve outcomes through our technology-enabled performance improvement platform.

Our members continue to grapple with financial recovery and normalization in part due to continued workforce challenges and shortages. We believe our role to help them plan for the future has never been more important. Many providers are expressing increased interest in our shared services and co-management models. These models can help alleviate workforce pressures and reduce overall costs within their systems.

As pressure to reduce costs and improve quality continues, many health care providers turn to Premier to help with market differentiation. Which is why we were pleased to recently release, together with Fortune Magazine, the 100 top hospitals and 15 top health systems of 2023. Made possible by our acquisition of this established credible program, these reports are serving as an entry point to have strategic discussions with new health systems about their performance and how Premier technology and services can help drive performance improvement.

We also remain very focused on advancing the rapid and accelerating technology innovation in health care. Premier believes that artificial intelligence and machine learning have a unique and important role to play in health care. We are excited to be at the forefront of this movement, given our years of experience in this space.

With our robust data assets and ability to co-develop AI solutions alongside our members, the end users of these technologies, we are differentiated from others in the market. We are committed to identifying additional innovation catalysts to enable use cases to incubate, grow and scale. Premier believes that AI can transform health care and spur innovation.

To drive successful implementation of our future, I’m excited about our recent leadership promotions, those being Leigh Anderson to the Chief Operating Officer role, Andy Brailo to the Chief Commercial Officer role and Bruce Radcliff, the Senior Vice President of Supply Chain Services. These promotions position our team to move forward with our One Premier growth mindset. This includes continuing to execute with precision on our strategies and continued innovation around the capabilities that our members and other customers will need to be successful in the future.

In summary, we remain focused on executing our strategy by partnering with our members and other customers to deliver innovative, scalable solutions. We will continue to help them navigate the challenges of the current environment in the short term and position them to provide lower-cost, higher-quality health care over the long term. We believe our trusted relationships with members and other customers are a key component in the foundation of our business and position us for continued growth and long-term value creation for our stakeholders.

Thank you. And I will now turn the call over to Craig for a discussion of our operational and financial performance.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Thanks, Mike. For the first quarter of fiscal 2024 and as compared with the prior year period, our results were total net revenue of $318.8 million, an increase of 2%; Performance Services segment revenue of $108 million, an increase of 15%; and Supply Chain Services segment revenue of $210.8 million, a decrease of 4%.

In our Performance Services segment, revenue increased 15% compared with the prior year period, primarily due to the following factors: an increase in revenue from enterprise license agreements in the current year period compared with the prior year period, growth in our consulting services business as health systems continue to leverage our capabilities to drive margin improvement in this challenging operating environment and continued growth in certain of our adjacent markets businesses. On a combined basis, our adjacent markets businesses, including revenue contributions from our TRPN asset acquisition in October of fiscal 2023, grew over 29% in the fiscal first quarter compared to the prior year period.

We remain excited about these emerging businesses and continue to leverage artificial intelligence, including natural language processing, machine learning and EMR-embedded clinical decision support for several use cases to include: one, coding and clinical documentation capabilities to help streamline coding workflow for providers, which typically translates to a higher quality care and reduced costs; two, the continued evolution of our automated prior authorization capabilities, which we believe is a meaningful opportunity to address an unmet market need; and three, working with our life sciences partners to use AI to more easily identify patients as candidates for clinical trials.

In our Supply Chain Services segment, net administrative fees revenue decreased 1% from the prior year period, driven by a decline in the non-acute or continuum of care group purchasing program due to lower-than-anticipated member purchasing in certain categories, which was partially offset by a slight increase in year-over-year acute care purchasing. As we anticipated and previously discussed during prior quarters, the overall group purchasing business was impacted by an increase in aggregate blended administrative fee share to the mid-50% level in the first quarter.

In our Direct Sourcing business, we continue to experience the impact of excess market supply and members and other customers’ inventory levels, which contributed to lower demand and pricing in the current year period, resulting in a 14% decline in products revenue. We continue to believe it may take a couple of additional quarters until pricing and demand fully normalize.

Turning to profitability. GAAP net income was $42.4 million for the quarter. Adjusted EBITDA increased 5% from the prior year period due to the following factors: first, an increase in Performance Services adjusted EBITDA, mainly due to the increase in revenue, partially offset by higher cost of sales for related revenues as well as an increase in expenses primarily due to investments in certain of our adjacent markets businesses; and second, an increase in Supply Chain Services adjusted EBITDA, which was mainly due to a higher profit margin in our Direct Sourcing business compared to the prior year period driven by lower logistics and product costs, partially offset by an increase in expenses in support of our GPO and supply chain co-management businesses.

Compared with the prior year period, adjusted net income and adjusted earnings per share each increased 15%, driven by adjusted EBITDA, an increase in interest income as well as a decrease in depreciation and amortization expense, partially offset by the expected increase in our non-GAAP estimated effective income tax rate from 26% to 27%.

From a liquidity and balance sheet perspective, cash flow from operations for the first quarter of $81.9 million increased from $74.8 million in the prior year period, driven by an increase in cash receipts as a result of higher revenue and collections in the current period, and a decrease in fiscal 2023 performance-related compensation payments made during the first quarter compared to the amounts paid in the prior year period. These increases in current year operating cash flow were partially offset by a one-time dividend received from a minority investment in the prior year period.

Free cash flow for the first quarter of $35.9 million increased from $31.5 million in the prior year period, primarily due to the same factors that impacted cash flow from operations, partially offset by an increase in purchases of property and equipment. As a reminder, free cash flow is typically lowest in the first quarter since our fiscal year ends in June and payment of certain expenses, including annual performance-related compensation, occurs in the first quarter.

Cash and cash equivalents totaled $453.3 million as of September 30, 2023, compared with $89.8 million as of June 30, 2023. The increase in cash and cash equivalents was primarily due to proceeds from the previously announced sale of the company’s non-healthcare GPO operations. We used a portion of these proceeds to pay down our 5-year $1 billion revolving credit facility, and we ended the quarter with no outstanding balance.

With respect to the remaining cash proceeds, we currently plan to maintain this cash on our balance sheet while we complete our evaluation of strategic alternatives. However, we continue to evaluate the highest return opportunities for eventual use of the proceeds, which may include reinvestment in the business and/or the return of capital to stockholders via share repurchase.

During the first quarter, we paid quarterly cash dividends to stockholders totaling $25.8 million. Recently, our Board of Directors declared a dividend of $0.21 per share payable on December 15, 2023, to stockholders of record as of December 1.

As discussed last quarter, given our Board and the management team’s ongoing evaluation of potential strategic alternatives, we are not providing our formal fiscal 2024 guidance at this time. That said, I did want to reinforce some directional commentary for the remainder of this year. In our GPO business, given market dynamics, we continue to expect an increase in the aggregate blended fee share in our GPO to the mid- to high 50% range. We anticipate this may result in a mid-single-digit decrease in net administrative fees revenue in fiscal 2024. In our Direct Sourcing business, given the ongoing impact of excess market supply and certain member excess inventory levels, we now expect growth in products revenue to be relatively flat in fiscal 2024.

In our Performance Services segment, we continue to expect over 20% revenue growth in our adjacent markets businesses collectively, which will contribute to overall segment revenue growth of mid- to-high single digits for the full year. As a reminder, in the second quarter of fiscal 2023, we had a very strong quarter for enterprise license agreements. Depending on the timing of deals this year compared to the prior-year period, it could impact year-over-year revenue and profitability growth comparisons in our fiscal second quarter.

From a profitability perspective, I would like to remind you of a few considerations that we expect to impact our results this fiscal year. One, the impact of the anticipated decline in net administrative fees revenue. Two, we implemented a cost savings plan and had lower performance incentive achievement in fiscal 2023. While a portion of the cost savings continue to benefit us in fiscal 2024, we are investing in certain of our higher growth areas to position the overall business for long-term sustainable growth and value creation. In addition, we currently expect performance-based achievement to return to more normalized levels. Three, we are no longer including equity earnings from our minority investments in our non-GAAP profitability measures. Considering these factors, we would generally expect our consolidated adjusted EBITDA margin to be in the low 30% range in fiscal 2024.

In summary, we continue to execute on our strategy, generate significant free cash flow and maintain a flexible balance sheet with significant cash on hand and no balance on our credit facility. Looking forward, we believe our business has a strong foundation, and we will continue to evaluate high-return opportunities to further support long-term sustainable growth and return of value to our stockholders.

We appreciate your time today, and we’ll now open up the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Eric Percher from Nephron Research.

Eric R. Percher - Nephron Research LLC - Research Analyst

I want to start with the Direct Sourcing commentary, Craig. And can you tell us if this represents a material change in your outlook for the year, particularly the comment around pricing levels. Are you seeing pricing in the market today that is below what you would consider a reasonable margin? And what is your thought on achieving stability there?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Eric. Thanks for the question. I wouldn’t say it’s a material shift in the outlook. I think when we talked last quarter, I said we expected sort of nominal growth, and now we’re seeing it is relatively flat. So I don’t think it’s a significant change in our expectations for the business. I just think the level of supply in the marketplace given excess capacity that was manufactured and then the continuing bleed out of certain members inventory levels is taking a little bit longer than we originally contemplated and anticipated would occur.

Relative to pricing, what I would say is that we have seen pricing continue to normalize and come down. I would say, overall, generally, pricing, particularly, I’ll say, for gloves, which is one of the major categories, is back now at normalized pre-pandemic levels. But in certain cases, there is excess supply where they are — there’s an opportunity for people to try and move product at even discounted pricing below sort of pre-pandemic levels, although that’s getting through the channel relatively quickly.

Eric R. Percher - Nephron Research LLC - Research Analyst

And is there any change in the nuance relative to stock at existing customers kind of working its way through versus stock available on the market?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Good clarifying question. What I would say is relative to stock at members, we are really are beginning to see ordering patterns return to more historical levels. The only exception I would say is in the case of certain members, gowns continue to be something that they had really procured excess amounts of gowns. But broadly, I would say that the dynamic now would be more around certain excess capacity in the market, primarily around gloves.

Operator

The next question comes from Jessica Tassan from Piper Sandler.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

I wanted to quickly follow up on Eric’s question. Can you just clarify how some of the Direct Sourcing products are purchased? Or how much visibility you all have into kind of the next or upcoming calendar years, purchasing patterns? Is it like a 6-month buying cycle? Do you have 12 months of visibility? Just interested in any color you can give on purchasing in the Direct Sourcing business.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. Direct Sourcing, it’s — our focus has been initially around PPE, especially during COVID. So it was quite a bit of a focus on resiliency play, just making sure that the health care systems had access the various product lines. We have a view of probably a quarter or 2 into what the inventories look like. What’s hard for us to judge is really the utilization of those inventories depending on utilization of the health care systems and such. So our focus really is just continuing to build out capabilities to understand those demand signals and continue to build out capabilities to support the members where we think that there’s a lack of resiliency.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Got it. And then just as a follow-up, I wanted to ask about the net admin fee revenue in 1Q and then just expectations for the year. Can you just parse out kind of trends in the acute purchasing versus non-acute versus non-healthcare? Any color would be helpful. And then finally, just any thoughts on how you all are planning to use the proceeds from the sale of the non-healthcare GPO business?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Jessica. This is Craig. So relative to the GPO, as I indicated, in the first quarter we saw a slight increase in acute care purchasing. We did see growth in non-acute but below sort of the expectation level of where we normally would have expected in terms of gross administrative fees. We saw a little bit less utilization in the non-acute or continuum of care part of the business around food being down year-over-year as inflation begins to normalize a bit there. We also saw a little bit lighter flowing through the distribution channel than we would have originally expected. We think that will recover as we move through the rest of the year in terms of how the GPO breaks out. I’d say no change around the non-healthcare part of the business that is continuing to move kind of according to how we would have expected.

And then relative to planned use of the proceeds from the sale of our non-healthcare GPO operations, we do have that cash on our balance sheet. We will need to make a tax payment associated with those cash proceeds in the second quarter. So that will be one aspect of the cash that will need to be utilized about $144, $145 million something of that nature based on the proceeds we have today.

The remaining amount beyond that, as I said in my commentary, we will continue to evaluate, certainly be giving thought and consideration to the use and plan to return capital via share repurchase once our strategic alternative review is complete and/or reinvestment in the business.

Operator

And our next question comes from Allen Lutz from Bank of America.

Allen Charles Lutz - BofA Securities, Research Division - Associate

Craig, you talked about the consulting business driving really strong growth within the Performance Services book of business. I’m curious, what are some of the major areas you’re helping health systems drive margin improvement? And then has that evolved at all from during COVID to post-COVID?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Allen. Thanks. I’ll kick it off, and then I can tell already that Mike would like to jump in and add some color here. So relative to our consulting business, it’s really around margin improvement given the financial pressures that the healthcare systems are facing. So it’s around improving clinical performance but also just non-labor expense reduction.

But Mike, I can tell you’d like to jump in.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

I think Craig hit it. I think margin improvement — I think there’s a couple of sort of prongs that come off of that. First, as Craig said, the non-labor stuff. So we’re going to — we’re working with our healthcare systems on looking at appropriate utilization, using our data and our technology to rationalize buying as it relates to specific DRGs. And then again, using our data technology and benchmarking around labor. Our healthcare systems are coming off a very, very high utilization of temporary staff to get through COVID. And so we’re helping them sort of right size from a labor standpoint, what their operations need to look like on a go-forward basis.

And then finally, we are continuing to build out co-management capability. And those relate to a couple of different areas. One, in supply chain where we obviously are providing a number of services to help really drive down overall supply chain costs through co-management. And then also as it relates to technology, we’re involved in a number of opportunities or performance improvement initiatives to look at ways to create scale in managing applications and other technologies.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

And this is Craig. One last piece of color to add. Mike mentioned this in his prepared remarks, but I would also say our recent publication of the 100 top hospitals and 15 top health systems has provided an opportunity for outreach and discussion about where there may be performance improvement opportunities for those institutions. So we’re seeing an uptick around some of that outreach as well.

Operator

This concludes our question-and-answer session in Premier’s fiscal 2024 Fiscal Quarter Conference Call. Thank you for attending today’s presentation. You may now disconnect.